                                                                    EXHIBIT 23.2

                   Consent of Independent Public Accountants


The Board of Directors
SAFLINK Corporation:

We consent to the use of our report dated April 13, 2001, except as to notes 12, 13 and 15 which are as of June 18, 2001, and note 14 which is as of November 19, 2001, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

In our report dated April 13, 2001, we did not express an opinion on the 2000 consolidated financial statements of SAFLINK Corporation and subsidiary due to material uncertainties relating to SAFLINK's ability to continue as a going concern. As disclosed in the consolidated financial statements in note 13, SAFLINK has received financing proceeds subsequent to December 31, 2000. Accordingly, our present opinion on the consolidated financial statements of SAFLINK Corporation and subsidiary, as presented herein, is different from our previous report.

Our report dated April 13, 2001, except as to notes 12, 13 and 15 which are as of June 18, 2001, and note 14 which is as of November 19, 2001, contains an explanatory paragraph that states that SAFLINK has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP


Seattle, Washington
December 6, 2001